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                                                            EXHIBIT (h)(55)

                               October 13, 1999

Edward J. Roach
President
The RBB Fund, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway, Suite 100
Wilmington, DE 19809

Re:  n/i numeric investors family of funds of The RBB Fund, Inc.

Dear Mr. Roach:

          By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Numeric Investors L.P. (the "Adviser") agrees that in order to improve the performance of the n/i numeric investors family of funds which is comprised of the Micro Cap, Growth, Growth & Value, Larger Cap Value and Small Cap Value Funds (each a "Fund" and collectively, the "Numeric Funds") of The RBB Fund, Inc., the Adviser shall, from January 1, 2001 through December 31, 2001, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than brokerage commissions, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which a Fund's total operating expenses (other than investment advisory fees, brokerage commissions, extraordinary items, interest and taxes) exceeds a total operating expense ratio (other than investment advisory fees, brokerage commissions, extraordinary items, interest and taxes) of 0.50% of such Fund's average daily net assets.

          The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future. Notwithstanding anything herein to the contrary, the Adviser shall have no obligation to waive advisory fees and/or reimburse expenses with respect to a Fund hereunder unless and until the particular Fund's shareholders approve an amendment (as described in The RBB Fund, Inc.'s Proxy Statement dated October 13, 1999) to that Fund's Investment Advisory Agreement, by and between The RBB Fund, Inc. and the Adviser, pursuant to which the Adviser would be compensated on a performance fee basis.


                                   NUMERIC INVESTORS L.P.


                                   By:    /s/  Dan Lehan
                                          -------------------------------
                                          Dan Lehan
                                   Title: CFO


Your signature below acknowledges
acceptance of this Agreement:

By: /s/  Edward J. Roach
    --------------------
    Edward J. Roach
    President and Treasurer
    The RBB Fund, Inc.